UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2016

FSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-210129	81-2509654
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

45 South Main Street, Fairport, New York		14450
(Address of Principal Executive Offices)		(Zip Code)

(585) 223-9080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 8.01Other Events

On July 8, 2016, FSB Bancorp, Inc., a Maryland corporation (the “Company”) announced that it expects to sell 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in the offering. The offering was oversubscribed in the community offering. Valid stock orders from all eligible account holders, supplemental eligible account holders, other members and subscribers from the local community (Livingston, Monroe, Ontario, Orleans, Erie, Jefferson and Wayne Counties, New York) will have their orders filled in full. General community orders will be filled in accordance with the allocation procedures described in the prospectus and set forth in the Plan of Conversion and Reorganization of FSB Community Bankshares, MHC.

Concurrent with the completion of the offering, the publicly held shares of the common stock of FSB Community Bankshares, Inc. (“FSB Community”), the Company’s predecessor, will be exchanged for shares of the common stock of the Company, so that FSB Community’s existing public stockholders will own approximately the same percentage of the Company’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the offering prospectus.  As a result, public stockholders of FSB Community will receive 1.0884 shares of Company common stock for each share of FSB Community common stock they owned immediately prior to completion of the transaction, for an aggregate of 907,070 shares of Company common stock.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share.

As a result of the offering and the exchange of shares, the Company will have 1,941,719 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

Due to the success of the offering, the Company has filed an application to list its shares of common stock on the Nasdaq Capital Market. Following the anticipated approval of its listing of shares, the Company will announce the closing date of the offering and the date that trading of its shares of common stock will commence on the Nasdaq Capital Market.

A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description

99.1	Press Release dated July 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FSB BANCORP, INC.
DATE: July 8, 2016	By:	/s/ Kevin D. Maroney
Kevin D. Maroney
Chief Financial Officer and Chief Operating Officer